Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of MYOS RENS Technology Inc. and Subsidiary (formerly known as MYOS Corporation) on Form S-3 to be filed on or about October 25, 2017 of our report dated March 30, 2016, on our audit of the consolidated financial statements as of December 31, 2015 and for the year then ended, which report was included in the Annual Report on Form 10-K. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EISNERAMPER LLP

Iselin, New Jersey

October 25, 2017